As filed with the Securities and Exchange Commission on December 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Textainer Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0530316
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Century House

16 Par-La-Ville Road

Hamilton HM HX

Bermuda

(Address, Including Zip Code, of Principal Executive Offices)

Textainer Group Holdings Limited 2007 Share Incentive Plan

(Full Title of the Plan)

Ernest J. Furtado

Textainer Group Holdings Limited

c/o Textainer Equipment Management (U.S.) Limited

650 California Street, 16th Floor

San Francisco, CA 94108

(415) 434-0551

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John W. Campbell III, Esq.

Raymond T. Hum, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

(415) 268-7000

(415) 268-7522 fax

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, $0.01 par value	1,681,967 (2)	$16.025 (3)	$26,953,521.18	$827.47
Common Shares, $0.01 par value	1,063,202 (4)	$16.50 (5)	$17,542,833.00	$538.56
Common Shares, $0.01 par value	1,063,202 (6)	$16.025 (3)	$17,037,812.05	$523.06
TOTAL	3,808,371	—	$61,534,166.23	$1,889.09

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Common Shares, $0.01 par value, of the Registrant (“Common Shares”), that become issuable pursuant to anti-dilution and adjustment provisions of the Textainer Group Holdings Limited 2007 Share Incentive Plan (the “Plan”).
(2)	Represents 1,681,967 Common Shares available for future issuance under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on December 4, 2007.
(4)	Represents 1,063,202 Common Shares subject to options outstanding under the Plan at a weighted average exercise price of $16.50 per share.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the weighted average exercise price for such outstanding options.
(6)	Represents 1,063,202 Common Shares subject to restricted share units outstanding under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants in the Textainer Group Holdings Limited 2007 Share Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants in the Plan as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Textainer Group Holdings Limited (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s prospectus filed with the Commission on October 11, 2007 (the “Prospectus”) pursuant to Rule 424(b) under the Securities Act (Registration No. 333-146304);

(b)	The Registrant’s report on Form 6-K filed with the Commission on November 19, 2007;

(c)	The Registrant’s report on Form 6-K filed with the Commission on November 29, 2007; and

(c)	The description of the Registrant’s Common Shares contained in its Registration Statement on Form 8-A filed with the Commission on October 5, 2007 pursuant to Section 12 of the Exchange Act (File No. 001-33725), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated herein by reference, unless expressly incorporated into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification by Textainer Group Holdings Limited and Bermuda Subsidiaries

Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceeding, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Registrant has adopted provisions in its bye-laws and the bye-laws of its Bermuda subsidiaries that provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Indemnification by Textainer Equipment Management (U.S.) Limited

The Registrant’s wholly-owned subsidiary, Textainer Equipment Management (U.S.) Limited, is incorporated under the laws of the State of Delaware. All of the Registrant’s executive officers are also executive officers of Textainer Equipment Management (U.S.) Limited, and two of the Registrant’s executive officers serve as its sole directors.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its shareholders.

The certificate of incorporation and bylaws of Textainer Equipment Management (U.S.) Limited provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Expenses incurred by any officer or director of Textainer Equipment Management (U.S.) Limited in defending any such action, suit or proceeding in advance of its final disposition shall be paid by Textainer Equipment Management (U.S.) Limited upon delivery to it, if required under Delaware General Corporation Law, of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by it.

Indemnification Agreements

The Registrant has entered into indemnification agreements with each of its directors and senior management to give such directors and officers, as well as their immediate family members, additional contractual assurances regarding the scope of indemnification set forth in the Registrant’s bye-laws and the organizational documents of the Registrant’s subsidiaries, and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in those documents. The indemnification agreements may require the Registrant, among other things, to indemnify such directors and officers, as well as their immediate family members, against liabilities that may arise by reason of their status or service as directors or officers and to advance expenses as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form F-1 filed on September 26, 2007 (File No. 333-146304))

4.2	Memorandum of Association of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 26, 2007 (File No. 333-146304))

4.3	Bye-laws of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 26, 2007 (File No. 333-146304))

4.4	Textainer Group Holdings Limited 2007 Share Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 26, 2007 (File No. 333-146304))

5.1	Legal Opinion of Conyers Dill & Pearman, Hamilton, Bermuda

23.1	Consent of KPMG LLP

23.2	Consent of Conyers Dill & Pearman, Hamilton, Bermuda (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 10th day of December 2007.

TEXTAINER GROUP HOLDINGS LIMITED

By:	/s/ John A. Maccarone
Name: Title:	John A. Maccarone Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Maccarone and Ernest Furtado, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and/or with the Registrar of Companies in Bermuda, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Maccarone John A. Maccarone	Chief Executive Officer, President and Member of the Board of Directors (Principal Executive Officer)	December 10, 2007

/s/ Ernest Furtado Ernest Furtado	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	December 10, 2007

/s/ Neil I. Jowell Neil I. Jowell	Chairman of the Board of Directors	December 10, 2007

/s/ Dudley R. Cottingham Dudley R. Cottingham	Member of the Board of Directors	December 10, 2007

/s/ James E. Hoelter James E. Hoelter	Member of the Board of Directors	December 10, 2007

/s/ Cecil Jowell Cecil Jowell	Member of the Board of Directors	December 10, 2007

/s/ Isam K. Kabbani Isam K. Kabbani	Member of the Board of Directors	December 10, 2007

/s/ James E. McQueen James E. McQueen	Member of the Board of Directors	December 10, 2007

/s/ David M. Nurek David M. Nurek	Member of the Board of Directors	December 10, 2007

James A. Owens	Member of the Board of Directors

/s/ Hyman Shwiel Hyman Shwiel	Member of the Board of Directors	December 10, 2007

/s/ Hendrik R. van der Merwe Hendrik R. van der Merwe	Member of the Board of Directors	December 10, 2007

/s/ Ernest Furtado Ernest Furtado	Authorized Representative in the U.S.	December 10, 2007

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form F-1 filed on September 26, 2007 (File No. 333-146304))

4.2	Memorandum of Association of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 26, 2007 (File No. 333-146304))

4.3	Bye-laws of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 26, 2007 (File No. 333-146304))

4.4	Textainer Group Holdings Limited 2007 Share Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 26, 2007 (File No. 333-146304))

5.1	Legal Opinion of Conyers Dill & Pearman, Hamilton, Bermuda

23.1	Consent of KPMG LLP

23.2	Consent of Conyers Dill & Pearman, Hamilton, Bermuda (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement)